Exhibit 4.13
Lease Agreement

Lessor (Hereinafter referred to as Party A):
Xi’an Kingtone Information Technology Co., Ltd.

Lessee (Hereinafter referred to as Party B):
Shaanxi TechTeam Jinong Humid Acid Product Co., Ltd.

Through friendly consultation, the parties reach a consensus on the lease. To specify   each party’s rights and responsibilities, the parties hereby enter into the following agreement pursuant to the Contract Law of the People’s Republic of China, (“Agreement”):

Article 1

Party A shall guarantee that the Premises to be leased to Party B, which is identified in Article 2, is in compliance with the relevant lease regulations and laws in the People’s Republic of China.

Article 2	The Premises

1.	The Premises is located at 3F, Borough A, Block A, No. 181 South Taibai Road, Gaoxin District, Xi’an.
2.	The gross area is 360 square meters, and the net area is 323 square meters.

Article 3	The Ownership

Party A shall provide the property ownership certificate, identification (i.e., business licence) and other documents, Party B shall provide identification documents. Both parties can copy the other party’s document after verification. All copies are only used for the  purpose of the Agreement.

Article 4	Lease Term and Usage

1.	The lease term of the Premises shall be two years, from July 1, 2010 to June 30, 2012.
2.	Party B shall guarantee that the Premises will only be used as offices.
3.	Upon the expiration of the Agreement, Party A shall be entitled to take back the Premises, and Party B shall return the Premises on schedule.
4.	If Party B wishes to extend the lease, Party B shall give a three-month’s notice to Party A in advance. With Party A’s consent, parties may enter into a renewed lease agreement between each other.

Article 5	Rent and Payment

1.	The monthly rent shall be RMB 10,800.
2.	The security deposit shall be one month rent, RMB 10,800.
3.	The rent shall be paid on a quarterly basis. Party B shall make the payment to Party A by cash or transfer at the end of each quarter. Party A shall provide payment receipts and invoices.

Article 6	Transfer and Sublet

1.	During the lease period, Party A shall have the rights to transfer the Premises, the Agreement shall be still valid to both new owner and Party B.
2.	Party B is not allowed to sublet the Premises to any third party without prior written consent of Party A.
3.
If Party A wishes to sell the Premises, Party A shall give a three-month notice to Party B in advance. Party B shall have the preemptive right to purchase the Premises under the same terms and conditions.

Article 7	Modification and Termination of The Agreement

1.	The Agreement can be modified or terminated by both parties’ negotiation and consent.
2.	Party A shall have the right to terminate the Agreement and take back the Premise if:
(1)	Party B sublets the Premises to any third party without prior written consent of Party A;
(2)	Party B makes any structural alterations to the Premises without the prior written consent of Party A;
(3)	Party B damages the Premises and does not fix it during reasonable period Party A raised;
(4)	Party B changes the usage of the Premises without the prior written consent of Party A; or
(5)	Party B uses the Premises to store dangerous goods or conducts illegal activities.
3.	The Agreement shall be terminated upon expiration.
4.	In case of a force majeure that the Agreement cannot be executed in accordance with the originally stipulated terms, the Agreement shall be terminated.

Article 8	The Return of the Premises and Inspection

1.	Party A shall guarantee that the Premises, including the facilities and equipment, is in a good condition.
2.	Upon the expiration of the Agreement, Party B shall return the Premises, facilities and equipment to Party A.
3.
Party B shall maintain and keep the Premises and its facilities and equipment in a good condition, cannot leave goods to affect the usage of the Premises. Party A shall have the right to dispose of the goods left

Article 9	Breach of the Agreement by Party B

During the lease period, Party A shall have the right to terminate the Agreement and take back the Premises if:
(1)	Party B sublets the Premises to any third party without prior written consent of Party A;
(2)	Party B makes any structural alterations or damage to the Premises without the prior written consent of Party A; or
(3)	Party B changes the usage of the Premises or conducts illegal activities

Article 10	Conditional Discharge

1.	In case of a force majeure that the contract cannot be executed in accordance with the originally stipulated terms, both Party A and Party B do not take responsibilities.
2.	In case of the removal or transformation of the Premises in accordance with the national policies, each party is not responsible for other party’s losses.

Article 11

For any unaddressed matters, Party A and Party B may enter into supplementary agreement(s). The supplementary terms and the appendixes are part of the Agreement and have the same legal effect as the Agreement.

Article 12

The Agreement is made in two original copies. Each Party shall have one copy of the Agreement, and each copy shall have the same legal effect.

Party A: Xi’an Kingtone Information Technology Co., Ltd.
(Corporate Seal Affixed)
Date: September 30, 2010

Party B: Shaanxi TechTeam Jinong Humid Acid Product Co., Ltd.
(Corporate Seal Affixed)
Date: September 30, 2010